UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2017

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PEREGRINE PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32839	95-3698422
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14282 Franklin Avenue, Tustin, California 92780
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (714) 508-6000

Not Applicable
(Former name or former address, if changed since last report) _______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐            Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 11, 2017, Peregrine Pharmaceuticals, Inc. (the “Company”) received a letter from the Listing Qualifications Department (the “Staff”) of The NASDAQ Stock Market LLC (“NASDAQ”) stating that the Company has not regained compliance with the $1.00 minimum closing bid price requirement set forth in the NASDAQ Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). The letter further states that the Staff has determined to delist the Company’s securities, both common and preferred stock, from the NASDAQ Capital Market on April 20, 2017, unless the Company requests a hearing before the NASDAQ Hearings Panel (the “Panel”) by April 18, 2017 to appeal the Staff’s determination to delist its securities.

The Company intends to timely request such a hearing before the Panel, and such request will stay any delisting action by the Staff pending the issuance of a written Panel decision. The Panel will typically hold a hearing to consider an appeal within 45 days after the request for a hearing is made. At the hearing, the Company will present its plan to regain compliance with the requirements for continued listing on The NASDAQ Capital Market. The Company is considering several paths to regain compliance with the Minimum Bid Price Requirement, including, among other things, a reverse stock split. As previously disclosed, the Company’s stockholders approved a reverse stock split of the Company’s common stock at a ratio of up to 1-for-7, to be determined by the Company’s Board of Directors in its sole discretion and effected, if at all, at any time until the Company’s 2017 annual meeting of stockholders.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 12, 2017	PEREGRINE PHARMACEUTICALS, INC.

	By:	/s/ Paul J. Lytle
Paul J. Lytle Chief Financial Officer

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